CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 142 to Registration Statement No. 002-10811 on Form N-1A of our report dated February 9, 2018, relating to the financial statements and financial highlights of The Investment Company of America appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

February 26, 2018